GENERAL RELEASE AND RETIREMENT AGREEMENT

January 26, 2016

Dear Lee:

This General Release and Retirement Agreement (“Agreement”), reflects our mutual agreement and understanding concerning your retirement from employment with Nasdaq, Inc. or any of its subsidiaries or affiliates (the “Company”) in accordance with the terms and conditions set forth below.

1.	Retirement Date and Transition Period

As of March 31, 2016, you will retire from service as an employee of the Company (“Retirement Date”). Between now and January 31, 2016, you will remain in your current position of Executive Vice President and Chief Financial Officer.  Effective February 1, 2016 (the “Transition Period”),  you agree to transition into the role of Strategic Advisor and satisfactorily perform the duties of the role as assigned while continuing to receive your regular salary as an employee of the Company during the Transition Period.

a.

From this date through your Retirement Date, you shall remain fully eligible for participation in the Company’s compensation and benefits plans in which you now participate.  You will also be paid for all accrued but unused vacation,  in the first payroll period after the end of the Transition Period, along with any unreimbursed business expenses for which you have submitted invoices in accordance with Company policy.  If you do not execute this Agreement, your health benefits provided through the Company will continue through March 31, 2016 (or at the end of the last month of your employment, if prior to March 2016).  Pursuant to federal law, and independent of this Agreement, you and your eligible dependents will be eligible to elect benefit continuation coverage if you timely apply for COBRA benefits.  Information regarding your rights under COBRA will be provided to you in a separate mailing.  If you choose to accept the offer of severance and benefits set forth in Paragraph 2 of this Agreement, your group health, vision, and dental benefits will end in accordance with Paragraph 2.  You will be separately notified of your benefit conversion privileges and COBRA rights.

b.

From this date through your Retirement Date, you will remain an at-will employee of the Company, meaning that you or the Company can terminate your employment at any time, with or without notice or reason.  During the Transition Period, the Company reserves the right in its sole discretion to relieve you from all job duties, alter your job duties (but consistent with your role as Strategic Advisor), or require you to work from home.  During the Transition Period, you agree to (i) continue to satisfactorily perform your lawful job duties, as assigned; (ii) comply with all published Company policies, including but not limited to the Code of Ethics; (iii) transition and transfer knowledge of your job duties to others as requested, and; (iv) maintain a professional demeanor and attitude toward internal associates, managers and external customers.  During this period, you will continue to be fully indemnified to the same extent that you are currently indemnified and will be covered under the Company’s directors’ and officers’ liability insurance policy.

c.

The Company acknowledges and agrees that you may accept a position on or after the date hereof to serve on the board of directors of a company which you previously identified to the Company and that such board service shall neither be deemed a violation of any obligations that you have under this Agreement nor a violation of any non-competition restrictions otherwise applicable to you under any plan, program, policy or agreement of the Company.

2.	Retirement Benefits

In consideration for signing and not revoking this Agreement, in full settlement of any compensation and benefits to which you would otherwise be entitled, and in exchange for the promises, covenants, releases, and waivers set forth herein, the Company, subject to final approval by the Management Compensation Committee, will do the following:

a.

You will remain eligible for continued vesting and the performance-based earn-out of the Three-Year Performance Share Units granted on July 31, 2013 (“2013 Grant”), March 31, 2014 (“2014 Grant”) and March 31, 2015 (“2015 Grant”), unless your employment ends any time before March 31, 2016 due to your resignation, gross misconduct, insubordination or gross negligence.  To the extent this Agreement conflicts with the Three-Year Performance Share Unit (PSU) Agreements for the 2013 Grant, 2014 Grant or 2015 Grant, this Agreement will apply, provided that the time and form of settlement of the PSU’s shall be governed by the terms of the applicable award agreement and governing plan document.

b.

Provided that you timely elect to continue coverage pursuant to COBRA, the Company agrees to continue to pay the employer’s share (on the same basis as if you were actively employed by the Company) of your medical, dental and vision premiums for which continuation coverage was elected by you for up to 18 months after the Retirement Date (“COBRA Reimbursement Period”), provided you pay the employee share of the premium in the manner reasonably specified by the plan administrator, and provided that if you cease making such payment your applicable COBRA coverage will cease.  Should you obtain employment with an employer who provides comparable health insurance benefits to you during the COBRA Reimbursement Period, the Company’s obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through your new employer.  You agree to notify the Company in writing within seven (7) days of your commencement of full-time employment during the COBRA Reimbursement Period.  In any event, and notwithstanding any provision to the contrary in this paragraph, the Company shall have no obligation to make any payments for COBRA premiums paid for health insurance coverage beyond the expiration of the COBRA Reimbursement Period.  Nothing in this paragraph will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the COBRA Reimbursement Period will be credited as payment by the Company for purposes of your payment required under COBRA.

c.	You will be eligible for senior executive full service professional outplacement assistance pursuant to the Company’s contract with Ayers Group (or the professional outplacement 2 company of your choice, upon prior consultation with the Company) for a period of 12 months, at the Company’s expense, up to a maximum of $50,000.  You may use all or part of the $50,000 identified in this paragraph for board director training.

d.	You will be eligible for 18 months of executive physical exams (currently provided by EHE International), immediately following your Retirement Date.
e.

You acknowledge and agree that the Retirement Benefits and any other payment or benefits provided to you and on your behalf pursuant to this Agreement, including but not limited to, the legal representation and indemnification identified in Paragraph 6 of this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to your employment; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled.

f.

The Company will pay you your 2015 award under the Executive Corporate Incentive Plan (“ECIP”)(the “ECIP Payment”).  The payment shall be determined in accordance with the terms of the ECIP and based on actual results, and paid in a lump sum cash payment, provided that such payment shall be paid no later than March 15, 2016. In determining your ECIP Payment entitlement, (i) the Company shall not take into consideration the fact that your employment will be terminating as of the Retirement Date and (ii) you shall be treated consistently with other similarly situated executives of the Company.

g.

If you accept another position as an employee with the Company or any of its affiliates while you are receiving any of the benefits provided under this Section 2 (“Retirement Benefits”), you will not receive any additional Retirement Benefits, or any other payments or benefits under this Agreement following your start date in the new position.

h.

For the avoidance of doubt, you will be fully vested as of the end of the Transition Period in all outstanding stock options previously awarded to you by the Company as of the end of the Transition Period and in accordance with their respective terms and conditions, such options shall remain exercisable until the earlier of the one-year anniversary of the end of the Transition Period or the original term of each such option.

3.

General Release of Claims.     You, for yourself and your heirs, executors, administrators, assigns, agents and beneficiaries, if any, do hereby agree to execute and be bound by this General Release of Claims.  You waive, release, and forever discharge the Company of and from any and all Claims (as defined below) through the date of this Agreement. You agree not to file a lawsuit or arbitration to assert any such Claim.  Further, you agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek or accept any personal relief in such action.  In exchange for your waiver of Claims, the Company, its subsidiaries, directors and agents acting on behalf of the Company expressly waive and release any and all Claims against you that may be waived and released by law, and agree not to file a lawsuit or arbitration to assert any such Claims.

a.

Definition of “Claims.”  Except as stated below, “Claims” includes without limitation all actions or demands of any kind that you may now have or have had (although you are not being asked to waive Claims that may arise after the date of this Agreement).  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown,

suspected or unsuspected.    The nature of Claims covered by this release includes without limitation all actions or demands in any way based on your employment with Nasdaq, the terms and conditions of such employment or your separation from employment.  More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law:

•	Contract Claims, whether express or implied;
•	Tort Claims, such as for defamation or emotional distress;
•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;
•

Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, whistleblowing or any other legally protected class;

•

Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;
•	Claims for wrongful discharge; and
•

Claims for attorneys’ fees, beyond those specified in this Agreement (such as the legal representation and indemnification identified in Paragraph 6 of this Agreement), including litigation expenses and/or costs.

The foregoing description of claims is intended to be illustrative and is not exhaustive.

b.

Exclusions:  Notwithstanding any other provision of this release, the following are not barred by the release:  (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which are not legally waivable; (d) Claims by you for indemnification; and (e)  Claims by you for accrued vested benefits and compensation under the Company’s respective benefits and compensation plans.  In addition, this General Release of Claims will not operate to limit or bar your right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC.  However, the release does bar your right to recover any personal or monetary relief, including if you or anyone on your behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination.

4.	Non-Disparagement/Press Release. You agree that you will not disparage or defame the reputation, character, image, products, or services of the Company, provided that you shall 4 respond accurately and fully to any question, inquiry, or request for information when required by legal process and make truthful statements in connection with any legal dispute related to or arising from this Agreement. Nothing in this Agreement should have a chilling effect on your ability to engage in whistleblowing activity, by prohibiting or restricting you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or FINRA regarding your employment at the Company, and nothing prevents you from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by, or receiving a monetary award from the SEC or any other governmental enforcement agency related to such communication (except as noted in Section 3(b) above).

The Company agrees that neither the Company nor its directors and senior executive officers, shall disparage or defame your reputation, character or image, provided that they shall respond accurately and fully to any question, inquiry or request for information when required by legal process and may make truthful statements in connection with any legal dispute related to or arising from this Agreement. If the Company intends to issue a press release or internal communication concerning the matters covered by this Agreement, you shall have the right to approve the terms thereof prior to its issuance, such approval not to be unreasonably withheld.

5.

Cooperation and Legal Representation.   You agree to reasonably cooperate with the Company,  for a period of 12 months following the Retirement Date, in transitioning your responsibilities and in relation to any actual or threatened legal proceedings concerning Company-related matters about which you have relevant knowledge.  You shall also be indemnified by the Company to the maximum extent permitted by applicable law and the Company’s by-laws for any other cooperation you provide the Company hereunder. Any such request by the Company for your cooperation shall be upon reasonable advance notice and shall not unreasonably interfere with your then current business or personal activities. You shall be reimbursed for all fees and expenses (including separate legal counsel if reasonably appropriate, and travel and accommodations, if applicable) reasonably incurred in connection with such cooperation activities.

6.	Non-Admission. This Agreement does not represent an admission of liability or finding of wrongdoing by you or the Company.
7.

Return of Company Property.  After the Retirement Date, you agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files (electronic and hardcopy), and computer disks in good working order; provided you may retain any records relating to your relationship with the Company and the termination thereof.   You agree not to “wipe” or otherwise destroy, erase, or compromise company files, records or information contained on any company-issued electronic equipment prior to returning these items. You further agree to remove from any personal computer all data files containing Company information.  Notwithstanding the foregoing, you may take and retain an electronic copy of your contact list and calendar and any files necessary for the preparation of your personal income taxes. You may retain your Company-provided iPad and iPhone (provided that the Company shall have the right to delete all files and emails containing confidential or proprietary information) and the Company will take all action necessary with the carrier to cause your iPhone number to be transferred to your personal account.

8.

Confidential Business Information.  You acknowledge your continuing obligations to the Company contained in any proprietary rights or other confidentiality agreements that you signed in favor of the Company during your employment.

9.

Non-competition.    For a period of 12 months from the Retirement Date, you shall not, directly or indirectly, without the prior written permission of the Company, anywhere in the world where at the date of such retirement the Company is doing business or planning to do business,  enter into the employ of or render any services to: InterContinentalExchange, BATS Global Markets, CME Group, CBOE Holdings, Deutsche Borse, London Stock Exchange Group or TMX provided, that your employment by an entity which is subsequently merged with any of the above entities or their affiliates (or otherwise becomes an affiliate of any such entities) shall not be a violation of this provision.   This provision supersedes any prior noncompetition/non-solicitation terms to which you have previously agreed.

You acknowledge and agree that the provisions of, and your obligations under, this Agreement are reasonable in scope and necessary for the protection of the Company and its legitimate business interests; that your breach (or threatened breach) of any such provisions or obligations may result in grave and irreparable harm to the Company, inadequately compensable in money damages; and that the Company shall be entitled to seek and obtain, in addition to any legal remedies that might be available to it, injunctive relief to prevent and/or remedy such a breach or threatened breach upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Section 12 of this Agreement.

10.

Breach.    Should you materially breach this Agreement and such breach continues for a period of least 30 days after you receive written notice thereof from the Company asserting such breach has occurred,  then:

a.

The Company shall have no further obligations to you under this Agreement (including but not limited to any obligation to make any further payments or provide any further benefits to you, unless required by applicable law);

b.

The Company shall be entitled to recoup the amount of any payment you received pursuant to this Agreement, but only to the extent that you are determined to owe such amount pursuant to an arbitration proceeding undertaken pursuant to Section 11 hereof;

c.	The Company shall have all rights and remedies available to it under this Agreement and any applicable law; and
d.	All of your promises, covenants, representations, and warranties under this Agreement shall remain in full force and effect.

Company Breach.  Should the Company materially breach this Agreement and such breach continues for a period of at least 30 days after the Company receives written notice thereof from you asserting such breach has occurred, then you shall have no further obligations to the Company under this Agreement, you shall have all rights and remedies available to you under this Agreement and any applicable law, and all of the Company’s promises, covenants, representations, and warranties under this Agreement shall remain in full force and effect.

11.

Arbitration.  You and the Company agree that should a dispute arise between the parties under this Agreement, under any statute, regulation, or ordinance, and/or in connection with your employment or termination thereof (except as provided in Sections 3 or 4 of this Agreement), the dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution.  Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts.  The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein.  The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes.  The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York.  The arbitration shall be conducted on a strictly confidential basis, and you shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of your legal counsel, who also shall be bound by these confidentiality terms.  In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction.  The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. You shall be reimbursed for all of your reasonably incurred legal fees and expenses to the extent that you prevail on any material issue which is a subject of such arbitration proceeding.

12.

Severability.  You agree that if any provision of this General Release of Claims is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible.  All remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

13.

Compliance with 409A.  It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding the foregoing, the Company does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code and neither the Company, nor its current or former executives, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code.  To the extent that the parties determine that you would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, to the extent permitted by Section 409A of the Code, such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to promptly execute any amendment reasonably necessary to implement this Section 14.  Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

Notwithstanding any provision of this Agreement to the contrary, in the event that any payment to you or any benefit hereunder is made upon, or as a result of your termination of employment, and you are a “specified employee” (as that term is defined under Code Section 409A) at the time you become entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to you under this Agreement until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment (the “Delay Period”). Any payments which you would otherwise have received during the Delay Period shall be payable to you in a lump sum on the date that is six (6) months and one (1) day following the effective date of your termination.

Any reimbursements by the Company to you of any eligible expenses under this Agreement, other than reimbursements that would otherwise be exempt from income or the application of Code Section 409A, ("Reimbursements") will be made promptly and, in any event, on or before the last day of your taxable year following your taxable year in which the expense was incurred. The amount of any Reimbursements, and the value of any in-kind benefits to be provided to you under this Agreement, other than in-kind benefits that would otherwise be exempt from income or the application of Code Section 409A, during any of the your taxable years will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other of your taxable years, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). The right to Reimbursements, or in-kind benefits, will not be subject to liquidation or exchange for another benefit.

14.

Miscellaneous.  This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement; (ii) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party, notwithstanding which party may have drafted it; (iii) shall be governed by and construed in accordance with the laws of New York, excluding any choice of law principles; (iv) constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between you on one hand and the Company on the other hand regarding the same subject matter (other than Article VIII of the By-Laws of Nasdaq, Inc. and Section 19 of the Second Amended Limited Liability Company Agreement of The NASDAQ Stock Market); (v) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties; and (iv) shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.  For the avoidance of doubt, in the unlikely event that you die prior to receiving all consideration set forth herein, the Company shall provide all such consideration to your estate at the same times as otherwise required to the extent permitted by law.

15.

Advice to Consult Legal Representative.  The Company recommends that you consult with an attorney and tax advisor of your own choosing with regard to entering into this Agreement, to be reimbursed by the Company.

16.

Consideration Period.  You acknowledge that you have carefully read and understand the provisions of this Agreement. You have been provided with a consideration period consisting of at least twenty-one  (21) calendar days to consider the terms of the General Release of Claims from the date this Agreement first was presented to you.  You agree to notify the Company of your acceptance of this Agreement by delivering a signed copy to the Company addressed to the attention of Bryan Smith, Senior Vice President, Global Head of Human Resources, One Liberty Plaza, New York, NY 10006. You understand that you may take the entire consideration period to consider this Agreement and that you may return this Agreement in less than the full consideration period only if your decision to shorten it was knowing and voluntary and was not induced in any way by Employer.

17.

Revocation Period.  You have seven (7) calendar days from the date you sign this General Release of Claims to revoke it if you choose to do so.  If you elect to revoke, you must give written notice of such revocation to Employer by delivering it to Bryan Smith, Senior Vice President, Head of Global Human Resources, One Liberty Plaza, New York, NY 10006 in such a manner that it is actually received within the seven (7) calendar day period.  You understand that if you revoke this General Release of Claims, you will not be entitled to the benefits offered as consideration for this Agreement.

18.

Employee Certification - Validity of Agreement.  You certify that you have carefully read this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  You further declare that you are competent to understand the content and effect of this Agreement and that your decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information. You have not relied on any information except what is set forth in this Agreement.

Please acknowledge your understanding and acceptance of this Agreement by signing below where indicated.

Sincerely,

/s/ Bryan E. Smith

Bryan E. Smith

Senior Vice President, Global Head of Human Resources

NOTICE TO EMPLOYEE:  YOUR SIGNATURE INDICATES THAT YOU HAVE CAREFULLY READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT, RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT YOU WERE ADVISED TO CONSULT AN ATTORNEY ABOUT THIS AGREEMENT, THAT THIS AGREEMENT PROVIDES BENEFITS TO WHICH YOU ARE NOT OTHERWISE ENTITLED AND THAT YOU ARE SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS OR UNDUE INFLUENCE.

1/26/2016                                                                                                       /s/ Lee Shavel

        Date                                                                                                       Employee Name